Exhibit 24

Prepared by:

/s/ Jerome K. Grossman
Jerome K. Grossman, Esquire
Young Conaway Stargaft & Taylor, LLP
P.O. Box 391
Wilmington, Delaware 19899-0391
GENERAL DURABLE POWER OF ATTORNEY
OF JANE C. MacELREE
NOTICE
     THE PURPOSE OF THIS POWER OF ATTORNEY IS TO GIVE THE PERSON YOU DESIGNATE (YOUR “AGENT”) BROAD POWERS TO HANDLE YOUR PROPERTY, WHICH MAY INCLUDE POWERS TO SELL OR OTHERWISE DISPOSE OF ANY REAL OR PERSONAL PROPERTY WITHOUT ADVANCE NOTICE TO YOU OR APPROVAL BY YOU.
     THIS POWER OF ATTORNEY DOES NOT IMPOSE A DUTY ON YOUR AGENT TO EXERCISE GRANTED POWERS, BUT WHEN POWERS ARE EXERCISED, YOUR AGENT MUST USE DUE CARE TO ACT FOR YOUR BENEFIT AND IN ACCORDANCE WITH THIS POWER OF ATTORNEY.
     YOUR AGENT MAY EXERCISE THE POWERS GIVEN HERE THROUGHOUT YOUR LIFETIME, EVEN AFTER YOU BECOME INCAPACITATED, UNLESS YOU EXPRESSLY LIMIT THE DURATION OF THESE POWERS OR YOU REVOKE THESE POWERS OR A COURT ACTING ON YOUR BEHALF TERMINATES YOUR AGENT’S AUTHORITY.
     YOUR AGENT MUST KEEP YOUR FUNDS SEPARATE FROM YOUR AGENT’S FUNDS.
     A COURT CAN TAKE AWAY THE POWERS OF YOUR AGENT IF IT FINDS YOUR AGENT IS NOT ACTING PROPERLY.
     THE POWERS AND DUTIES OF AN AGENT UNDER A POWER OF ATTORNEY ARE EXPLAINED MORE FULLY IN 20 PA.C.S. CH. 56.
     IF THERE IS ANYTHING ABOUT THIS FORM THAT YOU DO NOT UNDERSTAND, YOU SHOULD ASK A LAWYER OF YOUR OWN CHOOSING TO EXPLAIN IT TO YOU.

     I HAVE READ OR HAD EXPLAINED TO ME THIS NOTICE AND I UNDERSTAND ITS CONTENTS.

/s/ Jane C. MacElree	(SEAL)

JANE C. MacELREE
DATED: February 16th, 2006
     KNOW ALL MEN BY THESE PRESENTS THAT I, JANE C. MacELREE (sometimes herein called “the principal”), of Chester County, Pennsylvania, have made, constituted, and appointed, and by these presents do make, constitute, and appoint my son, MICHAEL C. HILL (hereinafter referred to as “my agent”), my true and lawful agent, but if my said agent shall predecease me, or shall be unable or unwilling or for any other reason shall fail to qualify or cease to act (except after having exercised the power of substitution hereinafter granted), I appoint my daughter, LESLIE HILL, my alternate agent, for me and in my name, place, and stead, to do the following acts and to exercise the following powers; and I intend that, subject to the definitions hereinafter contained, the same be construed in the broadest possible manner:
     1. Execution Of Contracts. To enter into, perform, modify, extend, cancel, compromise, or otherwise act with respect to any contract of any sort whatsoever.
     2. Payment Of Money Owing; Performance Of Contracts. To pay any amount that may be owing at any time by me upon any contract, instrument, or claim; to deliver or convey any tangible personal property, instrument, or security that I may be required to deliver or convey by any contract or in performance of any obligation.
     3. Investments. To invest and from time to time to change the investment of any money or other property without any restriction whatsoever as to the kind of the investment.
     4. Execution, Delivery, Etc. Of Instruments. To make, execute, and deliver, cancel, modify, buy, sell, exchange, pledge, endorse, or to otherwise acquire or dispose of any instrument.
     5. Personal Property. To buy, sell, exchange, pledge, lease, deal in, or by any other means whatsoever, to acquire or dispose of tangible or intangible personal property.
     6. Transfer Of Securities. To assign and transfer upon the books of any municipality, corporation, association, authority, or company any stocks, bonds, or other securities which are now or may hereafter be registered in my name.
     7. Vote Securities. To vote in person or by proxy at corporate or other meetings; to effect, participate in, or consent to any reorganization, merger, voting trust, or other action affecting any securities which I now or may hereafter own or the issuers thereof; and to make payments in connection therewith.

     8. Ownership Of Securities. To execute and file ownership certificates or other statements or reports required by any government in regard to bond coupons, interest, or other income.
     9. Procure Insurance. To procure insurance against any and all risks affecting property and persons, and against liability, damage, or claim of any sort; to alter, amend, extend, or cancel the same.
     10. Borrow Money. To borrow money in such amounts for such periods and upon such terms as my agent shall deem proper and to secure any loan by the mortgage or pledge of any property.
     11. Receipt Of Payments. To receive payment of any debt, instrument, or sum of money; to receive payment of dividends, interest, and principal; and to give receipt, release, and acquittance therefore.
     12. Bank Accounts. With respect to any account in my name or in any other name for my benefit with any broker, bank, banker, or trust company, to make deposits therein and withdrawals therefrom, whether by check or otherwise, and to open, to continue, and to close such account or any similar account.
     13. Safe Deposit Boxes. To have access, either alone or in conjunction with any other person, to any safe deposit boxes or vaults now or hereafter rented in my name; to remove the contents thereof and place property therein; and to rent and surrender any safe deposit boxes or vaults now or hereafter in my name.
     14. Real Property. To buy, sell, exchange, mortgage, encumber, lease, or by any other means whatsoever acquire or dispose of real property, to execute and deliver any deed with or without covenants or warranties; to partition and subdivide real property; to manage real property; to repair, alter, renovate, improve, remodel, erect, or tear down any building or other structure or part thereof; and to file such applications, certificates, or other documents in connection therewith and do such other acts as may be requested or required by any government or other authority having or purporting to have jurisdiction.
     15. Buildings And Improvements. To file plans for the erection of any new building on any real property or for the alteration, renovation, improvement, or remodeling of any building thereon and, in connection, therewith to file such applications, certificates, or other documents and do such other acts as may be requested or required by any government or other authority having or purporting to have jurisdiction.
     16. Leases. To make, execute, and deliver or to receive or obtain any lease, indenture of lease, or contract for lease of any real property and any assignment of lease or indenture of lease and consent to the assignment thereof for such periods of time and with such provision for renewals, conditions, agreements, and covenants as my agent shall deem proper; to amend, extend, modify, or cancel any of the terms, covenants, or conditions, including covenants to pay rent of any lease, indenture of lease, and contract to lease, whether heretofore or hereafter made; and to cancel, surrender, and accept the surrender of any lease, indenture of lease, and contract to lease.

     17. Acquisition Of Bond And Mortgage. To purchase or otherwise acquire any bond or mortgage; to assign, transfer, modify, extend, or satisfy any bond or mortgage now or hereafter held by me or in which I have any interest, upon such terms as my agent shall deem proper and whether said bond or mortgage shall have matured or not; to release and discharge from the lien of any mortgage now or hereafter held by me all or any part of any mortgaged premises; to foreclose any mortgage, pledge, or other lien, secured either by real property or by tangible or intangible personal property; and to bid in or purchase in his or my name or that of a nominee any property so foreclosed.
     18. Tenants. To take any and all proceedings at law or otherwise to dispossess tenants of any real property for nonpayment of rent or other cause, to re-enter any such property, and to protect or enforce any right or claim with respect to any real property.
     19. Receipt Of Gifts And Bequests: Approval Of Accounts. To receive any legacy, bequest, devise, gift, or transfer of real property or of tangible or intangible personal property and to give full receipt and acquittance therefor; to approve accounts of any business, estate, trust, partnership, or other transaction whatsoever in which I may have an interest of any nature whatsoever; and to enter into any compromise and release in regard thereto.
     20. Employment Of Accountants, Attorneys, Agents, Etc. To employ accountants, attorneys-at-law, clerks, workmen, domestic servants, agents, and others; to remove them and appoint others in their places; and to pay to and allow them such salaries, wages, or other remuneration as my agent shall deem proper.
     21. Institution And Defense Of Claims. To assert, defend, compromise, acquire, or dispose of, or otherwise deal with any claim, either alone or in conjunction with other persons, relating to me or any property of mine or any other person, or any government, or any estate of a deceased person or instrument of a living person, or property of whatsoever nature; to institute, prosecute, defend, compromise, or otherwise dispose of, and to appear for me in any proceedings at law or in equity or otherwise before any tribunal for the enforcement or for the defense of any such claim, and to retain, discharge, and substitute counsel and authorize appearance of such counsel to be entered for me in any such action or proceeding.
     22. Arbitration Of Claims. To arbitrate any claim in which I may be in any manner interested and, for that purpose, to enter into agreements to arbitrate, and either through counsel or otherwise, to carry on such arbitration and perform or enforce any award entered therein.
     23. Taxes. To prepare, execute, verify, and file in my name and on my behalf any return, amended return, report, protest, application for correction of assessed valuation of real or other property, appeal, brief, claim for refund, or petition, including petition to the Tax Court of the United States in connection with any tax imposed or purported to be imposed by any government or claimed, levied, or assessed by any government, to pay any such tax, and to obtain any extension of time for any of the foregoing; to execute waivers or consents agreeing to a later determination and assessment of taxes which is provided by any statute of limitations; to execute waivers of restrictions on the assessment and collection of deficiency in any tax; to execute closing agreements and all other documents, instruments, and papers relating to any tax liability of mine of any sort; to institute and carry on, either through counsel or otherwise, any proceeding in connection with contesting any such tax, to recover any tax paid, or to resist any claim for additional tax or any proposed assessment or levy thereof; and to enter into any agreements or stipulations for compromise of other adjustments or disposition of any tax.
     24. Reports, Etc. To make any reports of information of any sort whatsoever to any government as required by law or regulation.
     25. Automobiles. To prepare, execute, and file in my name and on my behalf, such applications for vehicle registration of any automobile registered in my name as may be necessary and proper in connection with the continued use thereof.
     26. Registration Of Property. To hold property unregistered or in the name of a nominee.
     27. Gifts. To make gifts of cash or property, or the income therefrom, in trust or outright, to family members (including my agent), spouse, friends, and natural objects of my bounty, and contributions to charitable organizations, so long as such gifts are consistent as to amount and identity of the donees with gifts I have personally made prior to the time of such gifts. I specifically intend not to limit gifts to the amount of the gift tax annual exclusion to the extent that I have made larger gifts in the past, and I specifically intend the power in this paragraph 27 to include the power to create trusts for the benefit of future born grandchildren of mine similar to trusts which I have created for my grandchildren in the past, and to make gifts to such trusts in amounts comparable to gifts I have made to such trusts in the past. This clause shall be interpreted as a power to make unlimited gifts consistent with the foregoing language.
     28. Renunciation Of Fiduciary Position. To renounce any fiduciary positions to which I have been appointed or in which I am then serving, to file accountings with a court of competent jurisdiction or settle on a receipt-and-release basis or by such other informal method as my said agent deems advisable, and to appoint a successor or successors to serve in such fiduciary positions to the extent that I have the authority to do so.
     29. Addition To Revocable Trust. To add my property or any part thereof to any revocable trust which I have created during my lifetime and/or to withdraw and receive the income and/or corpus from such trust in whole or in part exactly in the manner I would be permitted to do so.
     30. Creation Of Trust For My Benefit. To create a trust for my benefit and to withdraw and receive the income and/or corpus from such trust in whole or in part.
     31. Disclaimer Of Interest In Property. To disclaim any interest that I have in any property.

     32. Medical Admissions. To authorize my admission to and discharge and transfer from any medical, nursing, residential or other similar health care facility and to pay all bills for my care.
     33. Designation of Beneficiary. To designate a beneficiary or to change the designation of beneficiary, or to consent to the designation of a beneficiary or to a change in the designation of a beneficiary by my spouse, on any asset which requires the designation of a beneficiary, including, but not limited to, life insurance policies; life insurance plans; annuity contracts; Individual Retirement Accounts; Individual Retirement Annuities; retirement, pension, profit sharing, stock bonus, ESOP, 401(k), or 403(h) plan or any other plans under Section 401 or 408 of the Internal Revenue Code of 1986; and any non-qualified deferred compensation or retirement plans.
     34. Retirement Plan Elections. To make or change any election or to consent to any election or change of election by my spouse regarding, by way of illustration and not by way of limitation, benefits or the form of any benefits required under a qualified retirement, pension, profit sharing, stock bonus, ESOP, 401(k), or 403(b) plan or any other plans under Section 401 or 408 of the Internal Revenue Code of 1986; and any non-qualified deferred compensation or retirement plans. To request and receive all plan documents relating to such benefits and benefit plans, including but not limited to plan descriptions, summary plan descriptions, summary annual reports, annual reports and participant benefit statements.
     35. U.S. Savings Bonds. To purchase, exchange, redeem, cause to be reissued, collect interest from, cash in, receive the proceeds from, or otherwise deal with or engage in all transactions relating to any or all United States Savings Bonds of whatever series or denominations, and to sign any and all papers or documents which are required of such Bonds.
     36. Government Benefits. To apply for and receive the benefits due to me pursuant to any government benefit program.
     37. General. And, generally, to transact all my business and manage all my property, affairs, and interests as fully and completely as I myself might do if personally present and to do any and all acts and things which my agent shall deem useful, necessary, or proper in order to do any of the foregoing acts or to carry out any of the foregoing powers. My agent shall have full power of substitution and revocation and such substitution or revocation may relate to or be limited to any one or more or all of the foregoing acts or powers or limited as to time or in any other respect as my agent shall deem proper.
     38. Definitions. The following terms used in this general power of attorney shall be defined as follows and I intend that the same be construed in the broadest possible manner:
a.	“Real Property” shall include real estate and any easement or other right of whatsoever nature in connection therewith, including mineral and subsoil rights, riparian rights, and rights to land under water and shall also include any building or other structure on, under, or above land, or which is in any manner a part thereof.

b.	“Tangible personal property” shall include all chattels of whatsoever kind and all personal property which is not intangible.

c.	“Intangible personal property” shall include all rights, chases in action, and obligations, whether in, relating to, or arising out of a contract or property of whatsoever nature or in connection with a trust as grantor, beneficiary, or remainderman, or arising under any statute or at common law, or of any other nature whatsoever which are personal property and not tangible and shall also include securities, instruments, and contracts as hereinafter defined.

d.	“Property” shall include real property and tangible and intangible personal property.

e.	“Security” or “Securities” shall include shares of stock and certificates thereof, voting trust certificates, certificates of deposit with any committee or trustee or in any reorganization, bonds, debentures, notes, or other documents or papers of whatsoever kind or nature evidencing rights to receive payment of money or any tight, title, or interest of whatsoever nature either in property of any kind or in corporations, companies, or associations, including all documents or papers which are commonly referred to as securities.

f.	“Contract” shall include any agreement, written or oral, sealed or unsealed, and whether calling for the payment of money, the delivery of property of whatsoever nature, or the performance or refraining from performance of any act whatsoever.

g.	“Instrument” shall include notes, debentures, bonds, bills of exchange, checks, and every written contract, direction, or authorization for the payment of money or the delivery of property, every paper or document operating as a conveyance, assignment, or transfer of property, and certificates of deposit or receipts, whether negotiable or not, for any sort of property.

h.	“Claim” shall include any right under any contract, security, or instrument to receive payment of money, transfer of property, or performance or refraining from performance of any other act of whatsoever nature; and any right arising in tort, or by statute, or at common law, or otherwise, either in connection with property of any sort, its use or protection, or any damage thereto or infringement thereof, or for any personal injury, or for any injury to personal rights of any sort, or for wrongful death; and any right arising under any statute, or at common law, or otherwise, either to do any act or to be free from being required to do any act by any person or government.
               Each term referred to in subdivisions (a) to (h) inclusive shall include the items therein referred to wherever situated whether within or without the United States, and whether heretofore or hereafter existing, and whether I now have or shall at any time hereafter acquire any right, title, or interest therein; and shall also include any entire ownership or any estate or part share of ownership, or any right, title, or interest whatsoever in connection therewith.
i.	“Person” shall include corporation, company, association, partnership, and individual and shall also include any of the foregoing when acting in any official, representative, or fiduciary capacity.

j.	“Tax” shall include any levy due, imposition, penalty, tax, or sum of money required to be paid to any government whatsoever, whether in the nature of income tax, estate, transfer, or inheritance tax, gift tax, tax or assessment on property, social security, unemployment, or old age tax, sales tax, consumption tax, withholding tax, business or gross or net receipts tax, or of any other nature whatsoever, and whether heretofore or hereafter claimed, imposed, assessed, due, or payable.

k.	“Government” shall include the government of the United States or of any state, county, city, or other subdivision of the United States or of any of its states or territories; and government of any foreign state or country or of any subdivision thereof; and also any board, authority, or agency, either within the United States or within any foreign country which is either a part of the governmental organization thereof or which now or hereafter exists as a separate corporation or unit to exercise powers delegated to it by any such government.

1.	“Tribunal” shall include any court of law, equity, or admiralty; any court having jurisdiction of decedents’ estates; any court of any other nature whatsoever; and any administrative board, taxing board or authority, or other organization exercising any powers delegated to it by any government with respect to finding facts and entering orders, judgments, decisions, awards, or decrees thereon.
     39. Disability Or Incapacity Of Principal. This power of attorney shall not be affected by subsequent disability or incapacity of the principal.
     40. Ratification And Confirmation. I do hereby ratify and confirm all that my agent or the substitute or substitutes thereof shall lawfully do or cause to be done by virtue hereof.
     41. Revocation of Prior Power of Attorney. I revoke the power of attorney made by me on October 16, 1997 in favor of Michael C. Hill, Timothy F. Pidgeon, and George T. Shaw.
          The descriptive headings of this General Power of Attorney are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or to limit in any way the construction thereof in the broadest possible manner as aforesaid.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16th day of February, 2006.

/s/ Jane C. MacElree	(SEAL)

JANE C. MacELREE

/s/ Jerome K. Grossman	(SEAL)

Witness

Jerome K. Grossman

Printed Name of Witness

/s/ Karen L. Truono	(SEAL)

Witness

Karen L. Truono

Printed Name of Witness

STATE OF FLORIDA	: :	ss.
LEE COUNTY	:
     On February 16, 2006, JANE C. MacELREE in due form, who is personally known to me or w o has produced a driver’s license as identification, acknowledged the foregoing instrument to be her act and deed and desired the same to be recorded as such.

/s/ Diane Willis Notary Public

Diane Willis

(Printed, typed or stamped commissioned name of Notary Public)

ACKNOWLEDGMENT BY AGENT
     I, MICHAEL C. HILL, have read the attached power of attorney and am the person identified as the agent for the principal. I hereby acknowledge that in the absence of a specific provision to the contrary in the power of attorney or in 20 Pa,C.S., when I act as Agent:
     I shall exercise the powers for the benefit of the principal.
     I shall keep the assets of the principal separate from my assets. I shall exercise reasonable caution and prudence.
     I shall keep a full and accurate record of all actions, receipts and disbursements on behalf of the principal.

/s/ Michael C. Hill	(SEAL)
MICHAEL C. HILL, Agent
DATED: February 24, 2006